Exhibit 3.1

WORKSPACE PROPERTY TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT

WORKSPACE PROPERTY TRUST, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:                                                      The Trust desires to and does hereby amend and restate in its entirety the declaration of trust of the Trust (the “Declaration of Trust”) as currently in effect and as hereinafter amended.

SECOND:                                       The following provisions are all the provisions of the Declaration of Trust currently in effect, as hereinafter amended:

ARTICLE I

FORMATION; ENTITY STATUS

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (“Title 8”).  The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company, limited liability company or corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

Workspace Property Trust

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1                                    Purposes.  The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property.  Such purposes may, without limitation or obligation, include, at such time as the Board of Trustees so determines, engaging in business as a real estate investment trust (a “REIT”) under the Code.

Section 3.2                                    Powers.  The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and any and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.  The resident agent is a Maryland corporation.  The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1                                    Powers.  Subject to Article I hereof and any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust.  The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board.  Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

Subject to the provisions of any class of Shares (as defined herein) then outstanding, the Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to elect to cause the Trust to be qualified as a REIT under the Code; to elect to have the Trust treated as a corporation for tax purposes under the Code at such time as the Board of Trustees determines to cause the Trust to be qualified as a REIT under the Code; to terminate the status of the Trust as a REIT under the

Code (if the Trust becomes qualified as a REIT under the Code); to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Notwithstanding any provision to the contrary in this Declaration of Trust or in the Bylaws, the Trust, the Board of Trustees and the officers of the Trust shall, and are authorized to, take such actions as in the Board of Trustees’ sole judgment and discretion are desirable to operate in a manner that would permit the Trust, if it so elects, to qualify as a REIT under Section 856 through 860 of the Code and maintain such qualification.

Section 5.2                                    Number.  The number of Trustees (hereinafter the “Trustees”) initially shall be            (          ), which number may be increased or decreased pursuant to the Bylaws of the Trust.  The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws.  The names of the Trustees who shall serve until the first annual meeting of shareholders and until their successors are duly elected and qualify are:

These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of shareholders in the manner provided in the Bylaws.  It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

The Trust elects, at such time as it becomes eligible under Section 3-802 of the Maryland General Corporation Law (the “MGCL”) to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Trustees in setting the terms of any class or series of stock, any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 5.3                                    Term.  The Trustees shall be elected at each annual meeting of the shareholders and shall serve until the next annual meeting of the shareholders and until their successors are duly elected and qualify, subject, however, in the case of Trustees to be elected by the holders of one or more classes or series of Shares, to the provisions of such classes or series.  Trustees need not be shareholders.

Section 5.4                                    Resignation or Removal.  Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice.  A Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1                                    Authorized Shares.  The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”).  The Trust has authority to issue            common shares of beneficial interest, par value $0.01 per share (“Common Shares”), and            preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”).  The aggregate par value of all the authorized Shares having par value is $          .  The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2                                    Common Shares.  Subject to the provisions of Article VII and except as may otherwise be specified in the Declaration of Trust, the Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges with respect thereto.  Each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote.  The Board of Trustees may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.3                                    Preferred Shares.  The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of Shares.

Section 6.4                                    Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the SDAT.  Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5                                    Authorization by Board of Share Issuance.  The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

Section 6.6                                    Dividends and Distributions.  The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine.  If, and to the extent, the Board of Trustees has determined that the Trust is to qualify as a REIT, the Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board.  The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding.  Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code.

Section 6.7                                    General Nature of Shares.  All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust.  The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust.  The death of a shareholder shall not terminate the Trust.  The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.8                                    Consideration for the Issuance of Shares.  The consideration for the issuance of Shares, and convertible securities, warrants, or options of the Trust, may consist in whole or in part of:  (i) money; (ii) tangible or intangible property; (iii) labor or services actually performed for the Trust; (iv) a promissory note or other obligation for future payment in money; or (v) contracts for labor or services to be performed, including but not limited to, contracts or agreements providing management or administrative services to the Trust.

Section 6.9                                    Fractional Shares.  The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.10                             Declaration and Bylaws.  All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES TO PRESERVE THE TRUST’S STATUS AS A REIT UNDER THE CODE

Section 7.1                                    Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Share Ownership Limit.  The term “Aggregate Share Ownership Limit” shall mean not more than nine and eight-tenths percent (9.8%) in value of the aggregate of the outstanding Equity Shares, excluding any such outstanding Equity Shares that are not treated as outstanding for U.S. federal income tax purposes.  The value of the outstanding Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Sections 856(h)(1) and/or 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  Whenever a Person Beneficially Owns shares of Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Declaration of Trust requires a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any trust provided for in Section 7.3.1.

Charitable Trustee.  The term “Charitable Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Trust to serve as trustee of the Charitable Trust.

Common Share Ownership Limit.  The term “Common Share Ownership Limit” shall mean not more than nine and eight-tenths percent (9.8%) (in value or in number of shares, whichever is more restrictive) of the aggregate number of the outstanding Common Shares, excluding any such stock that is not treated as outstanding for U.S. federal income tax purposes.  The number and value of outstanding Common Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

Declaration of Trust.  The term “Declaration of Trust” shall mean this Declaration of Trust as accepted for record by the SDAT, and any amendments thereto.

Equity Shares.  The term “Equity Shares” shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

Excepted Holder.  The term “Excepted Holder” shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

Individual.  The term “Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

Initial Date.  The term “Initial Date” shall mean the first day on which (a) Equity Shares are beneficially owned by 100 or more Persons (determined under the principles of Section 856(a)(5) of the Code) and (b) the Board of Trustees determines to cause the Trust to be qualified as a REIT under the Code.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date.  The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

One Hundred Shareholders Date.  The term “One Hundred Shareholders Date” shall mean the first date on which Equity Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code without regard to Section 856(h)(2) of the Code.

Person.  The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT, but only with respect to such restrictions and limitations.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Capitalized terms used but not defined in this Article VII shall have the meanings ascribed to them elsewhere in the Declaration of Trust.

Section 7.2                                    Equity Shares.

Section 7.2.1                          Ownership Limitations.

(a)                                 Basic Restrictions.

(i)                                     (1) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                                  During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, taking into account any other income of the Trust that would not constitute qualifying income under such requirements).

(iii)                               During the period commencing on the One Hundred Shareholders Date and prior to the Restriction Termination Date, notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(b)                                 Transfer in Trust.  If any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2.1(a)(i) or (ii),

(i)                                     then that number of Equity Shares the Beneficial or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person (and, if different, the direct or beneficial owner of such shares) shall acquire no rights in such Equity Shares (and shall be divested of its rights in such shares); or

(ii)                                  if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

In determining which Equity Shares are to be transferred to a Charitable Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Charitable Trust (except as provided in Section 7.2.6) and, to the extent not inconsistent therewith, on a pro rata basis.

To the extent that, upon a transfer of Equity Shares pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example, where the ownership of Equity Shares by a single Charitable Trust would result in the Equity Shares being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then Equity Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII

Section 7.2.2                          Remedies for Breach.  If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or otherwise prevent such violation, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.  Nothing herein shall limit the ability of the Board of Trustees to grant a waiver as may be permitted under Section 7.2.7.

Section 7.2.3                          Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s qualification as a REIT.

Section 7.2.4                          Owners Required to Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)                                 every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of any class of outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares and other Equity Shares Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Common Share Ownership Limit and the Aggregate Share Ownership Limit.

(b)                                 each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5                          Remedies Not Limited.  Subject to Section 5.1 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s status as a REIT.

Section 7.2.6                          Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article VII, including Section 7.2, Section 7.3 or any definition contained in Section 7.1, or any defined term used in this Article VII but defined elsewhere in the Declaration of Trust, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it.  In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.  Absent a decision to the contrary by the Board of Trustees (which the Board of Trustees may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired or retained Beneficial Ownership or Constructive Ownership of Equity Shares in violation of Section 7.2.1 such remedies (as applicable) shall apply first to the Equity Shares which, but for such remedies, would have been actually owned by such Person, and then against the Equity Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative number of the Equity Shares held by each such Person.

Section 7.2.7                          Exceptions.

(a)                                 Subject to Section 7.2.1(a)(ii), the Board of Trustees, in its sole discretion, may exempt (prospectively or retrospectively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person, if:

(i)                                     the Board of Trustees determines, based on such representations and undertakings from such Person to the extent required by the Board of Trustees and as are reasonably necessary to ascertain, that such exemption will not cause five or fewer Individuals to Beneficially Own more than forty-nine percent (49%) in value of the outstanding Equity Shares (taking into account the then-current Common Share Ownership Limit and Aggregate Share Ownership Limit, any then-existing Excepted Holder Limits, and the Excepted Holder Limit of such Person);

(ii)                                  the Board of Trustees determines that such Person does not and such Person represents that it will not Constructively Own an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to Constructively Own more than a nine and nine-tenths percent (9.9%) interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person to the extent required by the Board of Trustees as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity directly or indirectly owned or controlled, in whole or in part, by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Trustees, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

(iii)                               such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

(b)                                 Prior to granting any exemption pursuant to Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or creating any Excepted Holder Limit.

(c)                                  Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share

Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)                                 The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder:  (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit or the Aggregate Share Ownership Limit, as applicable.

Section 7.2.8                          Increase in Aggregate Share Ownership and Common Share Ownership Limits.  Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Trustees may, in its sole and absolute discretion, from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons.  No decreased Common Share Ownership Limit or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership of Equity Shares is in excess of such decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Equity Shares equals or falls below the decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable; provided, however, any further acquisition of Equity Shares or increased Beneficial Ownership or Constructive Ownership of Equity Shares by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Common Shares Beneficially Owned or Constructively Owned by such Person on the date the decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable, became effective will be in violation of the Common Share Ownership Limit or Aggregate Share Ownership Limit.  No increase to the Common Share Ownership Limit or Aggregate Share Ownership Limit may be approved if the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit (taking into account any then-existing Excepted Holder Limits) would allow five or fewer Individuals to Beneficially Own, in the aggregate more than forty-nine (49%) in value of the outstanding Equity Shares.

Section 7.2.9                          Legend.  Each certificate for Equity Shares shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust’s maintenance of its status as a Real Estate Investment Trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares of the Trust in excess of the Common Share Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively

Own Equity Shares of the Trust in excess of the Aggregate Share Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Equity Shares that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (iv) no Person may Transfer Equity Shares if such Transfer would result in Equity Shares of the Trust being owned by fewer than 100 Persons.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust.  If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Trust may redeem Equity Shares upon the terms and conditions specified by the Board of Trustees if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.

Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.3                                    Transfer of Equity Shares in Trust.

Section 7.3.1                          Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b).  The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

Section 7.3.2                          Status of Shares Held by the Charitable Trustee.  Equity Shares held by the Charitable Trustee shall be issued and outstanding Equity Shares of the Trust.

The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Equity Shares.

Section 7.3.3                          Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid with respect to such Equity Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of shareholders.

Section 7.3.4                          Sale of Shares by Charitable Trustee.  The Charitable Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 7.3.5                          Purchase Right in Shares Transferred to the Charitable Trustee.  Equity Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer.  The Trust shall have the right to accept such offer until the Charitable Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4.  Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, which net proceeds payable to the Prohibited Owner shall be reduced by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII.

Section 7.3.6                          Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code.  Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 7.2.1(b)(i) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Trust may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Trust with respect to the application of this Article VII shall be binding on each Charitable Beneficiary.

Section 7.4                                    NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5                                    Enforcement.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6                                    Non-Waiver.  No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 7.7                                    Purpose.  The sole purpose of this Article VII is to preserve the Trust’s status as a REIT under the Code.

Section 7.8                                    Severability.  If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII

SHAREHOLDERS

Section 8.1                                    Meetings.  There shall be an annual meeting of the shareholders, to be held on proper notice at such time and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust.  Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws.  If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees.  Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2                                    Voting Rights.  Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters:  (a) election of Trustees as provided in Section 5.3 and the removal of Trustees as provided in Section 5.4; (b) amendment of the Declaration of Trust as provided in Section 10.3 or amendment of the Bylaws to the extent provided therein; (c) termination of the Trust which shall be in the same manner as amendments to the Declaration of Trust as provided in Section 10.3; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the assets of the Trust (the “Trust Property”), as provided in Article XI; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification.  Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

Section 8.3                                    Preemptive and Appraisal Rights.  Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b) have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding.

Section 8.4                                    Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.5                                    Action By Shareholders without a Meeting.  The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the consent given in writing or by electronic transmission of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION
AND TRANSACTIONS WITH THE TRUST

Section 9.1                                    Limitation of Shareholder Liability.  No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

Section 9.2                                    Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages.  Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.  In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 9.3                                    Indemnification.  The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, member, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Trust.  The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

Section 9.4                                    Transactions Between the Trust and its Trustees, Officers, Employees and Agents.  Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE X

AMENDMENTS

Section 10.1                             General.  The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares.  All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation.  An amendment to the Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, or an officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in Section 13.5 and (c) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record.  All references to the Declaration of Trust shall include all amendments thereto.

Section 10.2                             By Trustees.  The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, to qualify as a REIT under the Code or as a real estate investment trust under Title 8 and as otherwise provided in the Declaration of Trust.

Section 10.3                             By Shareholders.  Subject to the provisions of any class or series of Shares then outstanding, except as provided in Section 10.2 and where approval of the shareholders is not required by Title 8 or by a specific provision of the Declaration of Trust or would not be required if the Trust were a Maryland corporation, this Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property.

ARTICLE XII

DURATION, DISSOLUTION, WINDING UP OF TRUST

The duration of the Trust shall be perpetual unless terminated pursuant to any applicable provision of Title 8.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                             Governing Law.  The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 13.2                             Reliance by Third Parties.  Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to:  (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust.  No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 13.3                             Severability.

Section 13.3.1                   The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination.  No Trustee shall be liable for making or failing to make such a determination.  In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

Section 13.3.2                   If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 13.4                             Construction.  In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust.  In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.  In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

Section 13.5                             Recordation.  The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto.  A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

Section 13.6                             Maryland Anti-Takeover Statutes.  Notwithstanding any other provision of the Declaration of Trust or the Bylaws:  (i) Title 3, Subtitle 7 of the MGCL shall not apply to any acquisition by any person of shares of beneficial interest of the Trust; (ii) the Trust expressly elects not to be governed by the provisions of Section 3-602 of the MGCL, in whole or in part, as to any Business Combination between the Trust and any Interested Stockholder or any Affiliate of an Interested Stockholder (as such terms are defined in Section 3-601 of the MGCL) of the Trust, and any such Business Combination shall be exempted from the provisions of Section 3-602 of the MGCL; and (iii) the Trust is prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL, in whole or in part, other than Section 3-804(c) of the MGCL pursuant to Section 5.2 of the Declaration of Trust.

Section 13.7                             Shareholder Rights Plans.  The Trust is prohibited from adopting any Shareholder Rights Plan.  As used in this section, the term “Shareholder Rights Plan” means any agreement or other instrument under which a real estate investment trust within the meaning of Title 8 issues rights to its shareholders that (i) may be exercised under specified circumstances to purchase shares of beneficial interest or other securities of a real estate investment trust within the meaning of Title 8 or any other person and (ii) may become void if owned by a designated person or classes of persons under specified circumstances.

THIRD:                                                  The foregoing amendment to, and restatement of, the Declaration of Trust has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

FOURTH:                                     The name and address of the Trust’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Declaration of Trust.

FIFTH:                                                    There are currently            (    ) Trustees of the Trust, and the names of those Trustees currently in office are set forth in Section 5.2 of Article V of the foregoing amendment and restatement of the Declaration of Trust.

SIXTH:                                                   The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to the foregoing amendment and restatement of the Declaration of Trust was 10,000 shares, consisting of 9,000 common shares of beneficial interest, par value $0.01 per share, and 1,000 preferred shares of beneficial interest, par value $0.01 per share.  The aggregate par value of all authorized shares of beneficial interest having par value was $100.00.

SEVENTH:                              The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is            shares, consisting of            common shares of beneficial interest, par value $0.01 per share, and            preferred shares of beneficial interest, par value $0.01 per share.  The aggregate par value of all authorized shares of beneficial interest having par value is $          .

EIGHTH:                                       The undersigned [Chief Executive Officer] acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned [Chief Executive Officer] acknowledges that to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its [Chief Executive Officer] and attested to by its Secretary as of the       day of           , 2017.

ATTEST:	WORKSPACE PROPERTY TRUST

By:
Name:		Name:
Title: Secretary		Title: [Chief Executive Officer]